                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE QUARTERS ENDED MARCH 31, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                                      1998 1997
                                                                      ---- ----
   EARNINGS:
   Income from continuing operations before minority interests and income taxes....................................................  $401 $807
   Fixed charges, excluding capitalized interest....................   188  146
                                                                      ---- ----
                                                                      $589 $953
                                                                      ==== ====
   FIXED CHARGES:
   Interest charged to expense......................................  $153 $113
   Interest portion of rental expense and amortization of deferred
    loan costs......................................................    35   33
                                                                      ---- ----
   Fixed charges, excluding capitalized interest....................   188  146
   Capitalized interest.............................................     4    6
                                                                      ---- ----
                                                                      $192 $152
                                                                      ==== ====
   Ratio of earnings to fixed charges...............................  3.07 6.28
                                                                      ==== ====

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